Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS FIRST QUARTER EARNINGS

NAPLES, FLORIDA (April 23, 2008) Health Management Associates, Inc. (NYSE: HMA) announced its consolidated financial results for the first quarter ended March 31, 2008. HMA reported net revenue of $1,152.6 million; earnings before interest, income taxes, depreciation, amortization, gain on sale of assets, write-offs of deferred financing costs and after minority interests (“EBITDA”) of $180.8 million; income from continuing operations of $161.6 million; net income of $133.9 million; diluted earnings per share (“EPS”) from continuing operations of $0.66; and diluted EPS of $0.55. Excluding a $124.5 million after-tax gain on the sale of a 27% minority interest in certain hospitals to Novant Health, HMA reported diluted EPS from continuing operations of $0.15, as shown on the table accompanying this release.

For continuing operations at hospitals owned and operated by HMA for one year or more, referred to as same hospital continuing operations, net revenue increased 3.1%, admissions increased 0.4%, adjusted admissions increased 1.2%, emergency room visits increased 6.3%, and surgeries decreased 0.8%, all compared to the prior year’s first quarter. Net revenue per adjusted admission from same hospital continuing operations increased 1.8%, or 5.1% on a pro forma basis after adjusting for the impact of the Company’s transition to new discount and charity care policies in 2007 and lower uninsured patient volume in 2008. Same hospital EBITDA from continuing operations for the quarter was $202.1 million, which represented a margin of 17.8%.

Provision for doubtful accounts, or bad debt expense, was $129.0 million, or 11.2% of net revenue, for the quarter compared to $118.8 million, or 10.7% of net revenue for the same quarter a year ago and $132.7 million, or 12.3% of net revenue, for the fourth quarter ended December 31, 2007.

-more-

Health Management Associates, Inc./Page 2

Since February 2007, HMA has given a 60% discount to uninsured patients for non-elective services. Uninsured discounts for the quarter were $153.4 million compared to $112.1 million for the same quarter a year ago, and charity/indigent care write-offs for the quarter were $18.1 million, compared to $20.4 million for the same period a year ago. The sum of uninsured discounts, charity/indigent write-offs, and bad debt expense, as a percent of the sum of net revenue, uninsured discounts and charity/indigent write-offs, was 22.7% for the first quarter, compared to 20.3% for the same quarter a year ago and 23.9% for the fourth quarter ended December 31, 2007.

Results for the quarter included a pre-tax loss from discontinued operations of approximately $45.3 million. The majority of the loss relates to the Company’s decision to dispose of the Women’s Center campus of its Dallas Regional Medical Center and includes both the hospital’s operating loss for the period and a write-down of the hospital’s assets to their estimated net realizable disposal value. The loss from discontinued operations also includes HMA’s employed physician practices in North and South Carolina, the ownership of which will be assumed by Novant Health as part of the Company’s recently announced joint venture with Novant. The Company continues to account for its Little Rock, Arkansas hospital and one campus of its Biloxi, Mississippi hospital as discontinued operations. Prior periods have been reclassified for these discontinued operations, as well as for two Virginia-based hospitals that the Company sold during the third quarter of 2007.

Total net revenue from continuing operations for the quarter increased 4.1%, total admissions from continuing operations increased 1.2%, and total adjusted admissions from continuing operations increased 2.0%, in each case as compared to the same quarter a year ago. Cash flow from continuing operating activities for the three month period was $145.1 million, after cash interest and cash tax payments aggregating $19.7 million.

The Company reiterated its 2008 earnings objective of between $0.40 and $0.50 per diluted share from continuing operations on net revenue of between $4.5 and $4.7 billion, excluding the gain from the Novant Health joint venture transaction.

- more -

Health Management Associates, Inc./Page 3

HMA’s management team will discuss HMA’s 2008 first quarter performance in greater detail on a live conference call and audio webcast later this morning. Interested investors are invited to access the webcast at 11:00 a.m. ET, via HMA’s website located at www.hma.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA owns and operates 57 hospitals, with approximately 8,100 licensed beds, in non-urban communities located throughout the United States. HMA’s mission is the delivery of compassionate and high quality health care services that improve the quality of life for its patients, physicians, and the communities it serves. All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” “objective,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, debt structure, bad debt expense, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables follow)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net revenue	$1,152,572	$1,107,336
Operating expenses:
Salaries and benefits	467,803	432,846
Supplies	156,873	153,877
Provision for doubtful accounts	128,970	118,808
Depreciation and amortization	57,458	50,297
Rent expense	22,135	20,424
Other operating expenses	195,173	186,661

Total operating expenses	1,028,412	962,913

Income from operations	124,160	144,423
Other income (expense):
Gain on sales of assets, including minority equity interests, net	203,320	673
Interest expense	(62,204)	(33,242)
Write-offs of deferred financing costs	(629)	(761)

Income from continuing operations before minority interests and income taxes	264,647	111,093
Minority interests in earnings of consolidated entities	(800)	(690)

Income from continuing operations before income taxes	263,847	110,403
Income tax expense	(102,239)	(42,783)

Income from continuing operations	161,608	67,620
Loss from discontinued operations, net of income taxes	(27,732)	(2,581)

Net income	$133,876	$65,039

Earnings (loss) per share:
Basic earnings (loss) per share:
Continuing operations	$0.66	$0.28
Discontinued operations	(0.11)	(0.01)

Net income	$0.55	$0.27

Diluted earnings (loss) per share:
Continuing operations	$0.66	$0.28
Discontinued operations	(0.11)	(0.01)

Net income	$0.55	$0.27

Dividends per share	$—	$10.00

Weighted average number of shares outstanding:
Basic	243,187	241,652
Add: Stock-based compensation arrangements	547	2,747
Convertible debt	—	1

Diluted	243,734	244,400

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$133,876	$65,039
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	59,235	50,913
Provision for doubtful accounts	128,970	118,808
Stock-based compensation expense	4,300	4,821
Minority interests in earnings of consolidated entities	800	171
Gains on sales of assets, including minority equity interests, net	(203,320)	(673)
Write-off of deferred financing costs	629	761
Long-lived asset impairment charge	921	—
Deferred income tax (benefit) expense	66,466	(1,172)
Changes in assets and liabilities of continuing operations:
Accounts receivable	(170,753)	(168,813)
Supplies and prepaid expenses	(3,281)	1,937
Prepaid and recoverable income taxes and income taxes payable	77,427	4,611
Deferred charges and other long-term assets	(467)	(1,048)
Accounts payable	9,526	5,175
Accrued expenses and other current liabilities	11,859	(10,646)
Other long-term liabilities	1,188	5,306
Equity compensation excess income tax benefit	—	(231)
Loss from discontinued operations, net of income taxes	27,732	2,581

Net cash provided by continuing operating activities	145,108	77,540

Cash flows from investing activities:
Acquisitions of minority interests and other	(2,420)	—
Additions to property, plant and equipment	(46,805)	(68,821)
Proceeds from sales of assets and insurance recoveries	178	18,621
Proceeds from sale of discontinued operations	3,500	—
Increases in restricted funds, net	(2,923)	(2,773)

Net cash used in continuing investing activities	(48,470)	(52,973)

Cash flows from financing activities:
Proceeds from long-term debt, net	—	2,706,598
Principal payments on debt and capital lease obligations	(62,095)	(300,397)
Proceeds from exercises of stock options	—	23,019
Payments of financing costs	—	(1,855)
Investments by minority shareholders	302,878	7,699
Cash distributions to minority shareholders	(1,803)	(124)
Payments of cash dividends	—	(2,425,217)
Equity compensation excess income tax benefit	—	231

Net cash provided by continuing financing activities	238,980	9,954

Net increase in cash and cash equivalents before discontinued operations	335,618	34,521
Net decrease in cash and cash equivalents from discontinued operations:
Operating activities	(3,007)	(1,466)
Investing activities	(871)	(1,213)
Financing activities	(859)	(81)

Net increase in cash and cash equivalents	330,881	31,761
Cash and cash equivalents at beginning of period	123,987	66,814

Cash and cash equivalents at end of period	$454,868	$98,575

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$454,868	$123,987
Accounts receivable, net	657,799	627,879
Other current assets	234,186	287,404
Assets of discontinued operations	51,135	79,150
Property, plant and equipment, net	2,405,352	2,403,746
Restricted funds	74,750	76,179
Other assets	1,043,253	1,045,574

	$4,921,343	$4,643,919

Liabilities and Stockholders’ Equity
Current liabilities	$569,209	$597,432
Deferred income taxes	95,876	70,457
Other long-term liabilities	425,595	308,210
Minority interests	118,055	20,223
Long-term debt	3,554,559	3,566,569
Stockholders’ equity	158,049	81,028

	$4,921,343	$4,643,919

	Three Months Ended March 31,
	2008	2007
Same Hospitals(a)
Admissions	82,302	81,997
Adjusted Admissions	138,424	136,721
Average length of stay	4.4	4.3
Patient Days	365,023	352,257
Surgeries	69,800	70,357
Outpatient Revenue percentage	47.1%	48.3%
Inpatient Revenue percentage	52.9%	51.7%

Total Hospitals(a)
Admissions	83,551	82,531
Adjusted Admissions	140,324	137,571
Average length of stay	4.4	4.3
Patient Days	369,659	354,335
Surgeries	70,527	70,615
Outpatient Revenue percentage	47.1%	48.4%
Inpatient Revenue percentage	52.9%	51.6%

(a)	Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands)

	Three Months Ended March 31,
	2008 (a)	2007 (a)
Net revenue	$1,152,572	$1,107,336
Less acquisitions, corporate and other	19,387	7,874

Same hospital net revenue	$1,133,185	$1,099,462

Income from continuing operations before income taxes	$263,847	$110,403
Adjustments:
Interest expense	62,204	33,242
Gain on sales of assets, including minority equity interests	(203,320)	(673)
Depreciation and amortization	57,458	50,297
Write-offs of deferred financing costs	629	761

EBITDA (b)	180,818	194,030
Adjustment for acquisitions, corporate and other	21,262	26,863

Same hospital EBITDA	$202,080	$220,893

Same hospital EBITDA margins =
Same hospital EBITDA / same hospital net revenue (b)	17.8%	20.1%

(a)	Continuing operations.

(b)	EBITDA is defined as earnings, before interest, write-offs of deferred financing costs, income taxes, depreciation and amortization, gains and losses on sales of assets and after minority interest. EBITDA margin is defined as EBITDA divided by net revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income or as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financials statements, as it provides a measure of HMA’s liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands, except per share amounts)

The following table provides information regarding income from continuing operations, excluding the impact of the gain on sale of minority interests in certain hospitals to Novant Health. This table is a non-GAAP presentation; nonetheless, HMA believes that providing this detail is beneficial to investors and other readers of HMA’s financial statements due to the significant impact this transaction had on income from continuing operations.

	For the Three Months Ended March 31, 2008
	Continuing Operations	Gain on Sale of Minority Interests	Total, As Reported
Income from continuing operations before income taxes	$60,527	$203,320	$263,847
Income tax expense	(23,453)	(78,787)	(102,239)

Income from continuing operations	$37,075	$124,534	$161,608

Earnings per share from continuing operations:
Basic	$0.15	$0.51	$0.66

Diluted	$0.15	$0.51	$0.66

###